Exhibit 99.1

HCP Prices $450 Million of 3.75% Senior Unsecured Notes

LONG BEACH, CA — January 18, 2012 — HCP (NYSE:HCP) priced an offering of $450 million of 3.75% senior unsecured notes due 2019.  The offering size was increased in response to investor demand.  The price to the investors was 99.523% of the principal amount of the notes for an effective yield of 3.83%. The net proceeds of the offering will be approximately $443.7 million, which will be used to repay borrowings under HCP’s revolving credit facility and for general corporate purposes.

The offering is expected to close on January 23, 2012, subject to customary closing conditions.

Citigroup, RBS and UBS Investment Bank acted as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus. A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, toll free at (800) 831-9146 or at batprospectusdept@citi.com; (ii) RBS Securities Inc., 600 Washington Boulevard, Stamford, CT 06901, Toll free 1-866-884-2071; or (iii) UBS Securities LLC, 299 Park Avenue, New York, New York 10171, Attention: Prospectus Specialist; or toll-free at 877-827-6444, ext. 561 3884.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP has been a publicly traded NYSE listed company since 1985.  HCP’s portfolio of properties is distributed among distinct sectors of the healthcare industry, including senior housing, post-acute/skilled nursing, life science, medical office and hospital.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(562) 733-5309